EXHIBIT 99.1

AutoZone 2nd Quarter Sales Increase 4.0%; EPS Increases 21.2% to $2.46

MEMPHIS, Tenn., March 2, 2010 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.5 billion for its second quarter (12 weeks) ended February 13, 2010, an increase of 4.0% from the second quarter of fiscal 2009 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 1.0% for the quarter.

Net income for the quarter increased $7.5 million, or 6.4%, over the same period last year to $123.3 million, while diluted earnings per share increased 21.2% to $2.46 per share from $2.03 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 50.0% (versus 49.7% for last year's quarter). The improvement in gross margin of 36 basis points was positively impacted by a favorable shrink expense comparison of 17 basis points, a shift in mix of sales to higher margin product, and lower product acquisition costs. Operating expenses, as a percentage of sales, were 34.7% (versus 34.9% last year). The reduction in operating expenses, as a percentage of sales, was a result of tighter expense management, partially offset by 25 basis points of expense from the continued investment in our hub store initiative. Additionally, operating expenses for the quarter were negatively impacted by higher pension expense (20 basis points), partially offset by a favorable credit card class action settlement (17 basis points).

Under its share repurchase program, AutoZone repurchased 565 thousand shares of its common stock for $88 million during the second quarter, at an average price of $155 per share. The Company has $517 million remaining under its current share repurchase authorization.

The Company's inventory increased 3.3% over the same period last year, driven by new store openings. Inventory per store was $504 thousand versus $509 thousand last year. Net inventory, defined as merchandise inventories less accounts payable, decreased on a per store basis to $26 thousand from $50 thousand last year.

"We are pleased to report our 14th consecutive quarter of double digit EPS growth.  I would like to thank all AutoZoners for their commitment to delivering superior customer service, which we believe remains a competitive advantage. We continued our focus on improving parts coverage, hiring, retaining and training the best automotive parts professionals, and growing our Commercial business.  Additionally, we reported a 25.2% trailing four-quarter return on invested capital ratio this past quarter, as we remained committed to our disciplined approach of growing operating earnings while utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 13, 2010, AutoZone opened 24 new stores in the U.S. and 9 new stores in Mexico. As of February 13, 2010, the Company had 4,289 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 202 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com, and as part of our commercial sales program, through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 2, 2010, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls."  The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 9, 2010 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's debt levels to a ratio of adjusted debt to EBITDAR in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 29, 2009, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2010

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended Feb 13, 2010	12 Weeks Ended Feb 14, 2009

Net sales	$ 1,506,225	$ 1,447,877
Cost of sales	752,489	728,579
Gross profit	753,736	719,298
Operating, SG&A expenses	523,355	504,602
Operating profit (EBIT)	230,381	214,696
Interest expense, net	36,309	31,907
Income before taxes	194,072	182,789
Income taxes	70,739	66,925
Net income	$ 123,333	$ 115,864
Net income per share:
Basic	$ 2.49	$ 2.05
Diluted	$ 2.46	$ 2.03
Weighted average shares outstanding:
Basic	49,436	56,517
Diluted	50,186	57,165

Year-to-date 2nd Quarter, FY2010
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 14, 2009

Net sales	$ 3,095,469	$ 2,926,169
Cost of sales	1,541,809	1,465,681
Gross profit	1,553,660	1,460,488
Operating, SG&A expenses	1,062,850	1,007,254
Operating profit (EBIT)	490,810	453,234
Interest expense, net	72,650	63,072
Income before taxes	418,160	390,162
Income taxes	151,527	142,927
Net income	$ 266,633	$ 247,235
Net income per share:
Basic	$ 5.36	$ 4.31
Diluted	$ 5.28	$ 4.26
Weighted Average Shares outstanding:
Basic	49,775	57,421
Diluted	50,505	58,040

Selected Balance Sheet Information
(in thousands)
	Feb 13, 2010	Feb 14, 2009	Aug 29, 2009

Cash and cash equivalents	$ 105,161	$ 107,973	$ 92,706
Merchandise inventories	2,261,528	2,190,198	2,207,497
Current assets	2,648,713	2,580,867	2,561,730
Property and equipment, net	2,383,143	2,267,404	2,354,357
Total assets	5,424,992	5,235,085	5,318,405
Accounts payable	2,144,995	1,974,747	2,118,746
Current liabilities	2,749,324	2,468,682	2,706,752
Total debt	2,774,700	2,690,755	2,726,900
Stockholders' equity (deficit)	(421,671)	(187,302)	(433,074)
Working capital	(100,611)	112,185	(145,022)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	Feb 13, 2010	Feb 14, 2009
Net income	$ 676,448	$ 649,620
Add: Interest	151,893	123,167
Taxes	385,296	370,321
EBIT	1,213,637	1,143,108

Add: Depreciation	185,568	172,916
Rent expense	188,045	173,897
Option expense	18,697	19,269
EBITDAR	$ 1,605,947	$ 1,509,190

Debt	$ 2,774,700	$ 2,690,755
Capital lease obligations	51,713	58,812
Add: rent x 6	1,128,273	1,043,382
Adjusted debt	$ 3,954,686	$ 3,792,949

Adjusted debt to EBITDAR	2.5	2.5

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended Feb 13, 2010	12 Weeks Ended Feb 14, 2009	24 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 14, 2009

Depreciation	$ 44,533	$ 41,811	$ 87,099	$81,964
Capital spending	$ 57,687	$ 47,047	$ 111,126	$98,146

Cash flow before share repurchases:
Net increase/(decrease) in cash and cash equivalents	$ 25,558	$ 22,217	$ 12,455	$(134,488)
Subtract increase in debt	35,200	422,555	47,800	440,755
Subtract share repurchases	(87,509)	(375,042)	(291,888)	(647,166)
Cash flow before share repurchases and changes in debt	$ 77,867	$ (25,296)	$ 256,543	$71,923

Other Selected Financial Information
(in thousands)
	Feb 13, 2010	Feb 14, 2009

Cumulative share repurchases ($ since fiscal 1998)	$ 7,882,805	$ 6,938,080
Remaining share authorization ($)	$ 517,195	$ 461,920

Cumulative share repurchases (shares since fiscal 1998)	117,352	111,108
Shares outstanding, end of quarter	49,081	54,861

	Trailing 4 Quarters
	Feb 13, 2010	Feb 14, 2009
Net income	$ 676,448	$ 649,620
Add: After-tax interest	96,841	78,334
After-tax rent	119,867	110,598
After-tax return	893,156	838,552

Average debt*	2,671,074	2,151,577
Average capital lease obligations*	55,530	62,417
Average equity*	(304,318)	231,865
Add: pre-tax rent x 6	1,128,270	1,043,382
Invested capital	$ 3,550,556	$ 3,489,241

Return on Invested Capital (ROIC)	25.2%	24.0%
__________________________________________________________________________ * All averages are computed by taking trailing 14 periods balances.

AutoZone's 2nd Quarter Fiscal 2010
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended Feb 13, 2010	12 Weeks Ended Feb 14, 2009	24 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 14, 2009
Domestic stores:
Store count:
Stores opened	24	20	62	50
Stores closed	--	1	2	1
Replacement stores	--	--	1	2
Total domestic stores	4,289	4,141	4,289	4,141

Stores with commercial programs	2,321	2,252	2,321	2,252

Square footage (in thousands):	27,607	26,573	27,607	26,573

Mexico stores:
Stores opened	9	8	14	10
Total stores in Mexico	202	158	202	158

Total stores chainwide	4,491	4,299	4,491	4,299

Square footage (in thousands):	29,069	27,703	29,069	27,703
Square footage per store	6,473	6,444	6,473	6,444

Sales Statistics
($ in thousands, except sales per average square foot)

Total Auto Parts (Domestic and Mexico)	12 Weeks Ended Feb 13, 2010	12 Weeks Ended Feb 14, 2009	Trailing 4 quarters Feb 13, 2010	Trailing 4 quarters Feb 14, 2009
Total auto parts sales	$ 1,472,958	$ 1,414,850	$ 6,840,707	$ 6,510,593
% Increase vs. LY	4.1%	8.1%	5.1%	6.0%
% Increase vs. LY (excl 53rd week)			7.1%	4.0%

Sales per average store	$ 329	$ 330	$ 1,556	$ 1,545
Sales per average square foot	$ 51	$ 51	$ 241	$ 240

Domestic Commercial
Total domestic commercial sales	$ 176,515	$ 162,732	800,045	$ 763,434
% Increase vs. LY	8.5%	4.3%	4.8%	6.4%
% Increase vs. LY (excl 53rd week)			6.6%	4.6%

All Other (ALLDATA and E-Commerce)
All other sales	$ 33,267	$ 33,027	145,418	$ 143,383
% Increase vs. LY	0.7%	7.5%	1.4%	10.0%
% Increase vs. LY (excl 53rd week)			3.4%	7.9%

	12 Weeks Ended Feb 13, 2010	12 Weeks Ended Feb 14, 2009	24 Weeks Ended Feb 13, 2010	24 Weeks Ended Feb 14, 2009
Domestic same store sales	1.0%	6.0%	3.4%	2.1%

Inventory Statistics (Total Stores)

	as of Feb 13, 2010	as of Feb 14, 2009
Accounts payable/inventory	94.8%	90.2%

($ in thousands)
Inventory	$ 2,261,528	$ 2,190,198
Inventory per store	$ 504	$ 509

Net inventory (net of payables)	$ 116,533	$ 215,451
Net inventory / per store	$ 26	$ 50

	Trailing 4 quarters
	Feb 13, 2010	Feb 14, 2009
Inventory turns	1.6x	1.6x
CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com